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                                                                  Exhibit 4.1.4





                           SECOND AMENDMENT AGREEMENT


        SECOND AMENDMENT AGREEMENT dated as of December 30, 1993 (the "Second Amendment") among TERRA INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), the Lenders listed on the signature page hereof, and CITICORP USA, INC., as agent for the Lenders (the "Agent").

        PRELIMINARY STATEMENTS:

        (1) The Borrower, the Lenders and the Agent are parties to a U.S. $130,000,000 Revolving Credit Agreement dated as of November 24, 1992, as amended by the First Amendment dated as of March 26, 1993 (the "Agreement"; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement).

        (2) The Borrower, the Lenders and the Agent have agreed to amend the Agreement as set forth below.

        NOW, THEREFORE, the parties agree as follows:

        SECTION 1. Amendments to Agreement. The Agreement shall be amended as follows, such amendments to be effective on the date on which the conditions precedent set forth in Section 3.02 of the Agreement and Section 3 hereof have been satisfied (the "Second Amendment Date"):

                (a) Section 1.01 of the Agreement is hereby amended by deleting the definitions "Debt", "Long-Term Leverage Ratio" and "Short-Term Debt" and adding the following definitions thereto in the proper alphabetical order:

        "'Debt' of any Person or entity means, without duplication,

             (i) indebtedness for borrowed money or for the deferred purchase price of property or services;

            (ii) obligations under leases which shall have been or should be recorded as capital leases in accordance with GAAP; and

           (iii) all guaranties, and all other direct or indirect liabilities, contingent or otherwise, with respect to clauses (i) and
        (ii) above.





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        Without limiting the generality of the foregoing, Debt of a person shall not include Debt of the Borrower arising under an Agromart Comfort Letter or a Comfort Letter Indemnity."

        "'Long-Term Leverage Ratio' means the ratio of (A) Consolidated Funded Debt to (B) Consolidated Tangible Net Worth."

        "'Short-Term Debt' means, without duplication, (i) the Debt hereunder and under the Notes, (ii) Debt which is payable on demand, and (iii) Debt maturing one year or less after the date of creation, Debt which is renewable or extendible, at the option of the creditor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date (but not including the current portion of Debt maturing more than one year after the date of creation). Without limiting the generality of the foregoing, "Short-Term Debt" of a Person shall not include Debt of such Person owing to suppliers of goods or services arising in the ordinary course of business and not past due."

                 (b) Section 1.01 of the Agreement is further amended by deleting from the last line of subsection (b) of the definition of "Priority Debt" the figure $40,000,000" and inserting in lieu thereof the figure "$60,000,000".

                 (c) Section 2.05(b) of the Agreement is amended by deleting the phrase (commencing on the sixth line of said Section) "other than Short-Term Debt of the Borrower arising under (A) an Agromart Comfort Letter, (B) the Canada Lease Guarantee or (C) the Canada Revolver Guarantee" and inserting in lieu thereof the following phrase:

                                "other than Short-Term Debt of the Borrower
                 arising under (A) the Canada Lease Guarantee or (B) the Canada Revolver Guarantee".

                 (d) Section 5.01(j) of the Agreement is amended by inserting the words "or Parent" on the last line of said Section after the word "Borrower."

                 (e) Section 5.01(l) of the Agreement is amended by deleting the figure $125,000,000" on the




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        third line of said Section and inserting in lieu thereof
"$140,000,000."

        (f) Section 5.01(m) of the Agreement is amended in full to read as follows:

                "(m) Long-Term Leverage Ratio. The Borrower will maintain a Long-Term Leverage Ratio as follows:

                      (i) at all times from the date of this Second Amendment through June 29, 1995 of not greater than 0.60:1.0; and

                     (ii) at all times from June 30, 1995 and thereafter of not greater than 0.55:1.0."

        (g) Section 5.01(q) of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

                "(q) Agromart Credit Agreements. In connection with the Agromart Credit Agreements, the Borrower will:

                        (i) cause each Agromart Corporation to keep complete and accurate books and records with respect to the business of such Agromart Corporation and the Agromart Inventory of such Agromart Corporation consistent with good business practice, including current stock, cost, and sales records of such Agromart Inventory, accurately itemizing and describing the kinds, types, and quantities of such Agromart Inventory, and the book value thereof;

                        (ii) notify the Agent of any material default by any party with respect to any Agromart Credit Agreement or under any Agromart Note; and

                        (iii) from time to time upon request by the Agent, deliver to the Agent such information and reports regarding the Agromart Credit Agreements as the Agent may reasonably request."




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                (h)  Section 5.02(b) of the Agreement is amended in full to read as follows:

                        "(b)  Sales, Etc. of Assets.  The Borrower will not
                sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (in either case whether in one transaction or in a series of transactions), assets having an aggregate fair market value of more than $35,000,000, except (i) the sale of inventory in the ordinary course of its business or in connection with a transaction authorized by subsection (g) below or (ii) the sale of receivables or interests therein referenced in this Section (in accordance with GAAP) which individually or in the aggregate do not exceed $65,000,000 at any one time outstanding."

                 (i) Section 5.02(h) of the Agreement is amended by deleting the words "33 1/3% of cash" on the thirteenth line of said Section and inserting in lieu thereof the words "100% of".

                 (j) Section 5.02(h) of the Agreement is also amended by inserting the following phrase on the twenty-eighth line of said Section after the words "this Agreement":

                        "; provided, however, that if Borrower makes any Restricted Payment hereunder to Parent, the aggregate amount of dividends Borrower may declare or pay hereunder shall be reduced by 100% of the amount of such Restricted Payment."

         SECTION 2. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                 (a) The execution, delivery and performance by the Borrower of this Second Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation of any Lien upon or with respect to any of its property.




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                 (b)  No authorizations or approvals or other action by, and no notice to or filing with, any U.S. governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Second Amendment.

                 (c) This Second Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                 (d) There is no pending or, to the best of Borrower's knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Second Amendment.

                 (e) No information, exhibit or report furnished to the Agent by or on behalf of the Borrower or the Parent in connection with this Second Amendment contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         SECTION 3. Conditions Precedent. The effectiveness of this Second Amendment is subject to the conditions precedent that:

                 (a) The Agent shall have received on or before the Second Amendment Date:

                     (i) Counterparts of this Second Amendment executed by each of the Borrower, the Lenders and the Agent;

                    (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Second Amendment, and of all other documents evidencing other necessary corporate action of the Borrower and governmental approvals, if any, with respect to this Second Amendment;




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                   (iii)  A certificate, dated the Second Amendment Date and
                 in form and substance satisfactory to the Agent, signed by a duly authorized officer of the Borrower stating that:

                                (A)  The representations and warranties
                          contained in Section 4.01 of the Agreement and in
                          Section 2 of this Second Amendment are correct on and as of the Second Amendment Date as though made on and as of such date, both before and after giving effect to this Second Amendment, and

                                (B) No event has occurred and is continuing, both before and after giving effect to this Second Amendment which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                    (iv) A favorable opinion of George H. Valentine, Esq., counsel for the Borrower, in form and substance reasonably acceptable to the Agent, as to such matters with respect to this Second Amendment and the transactions contemplated hereby as the Agent may reasonably request;

                     (v) A favorable opinion of Chadbourne & Parke, counsel for the Agent, to the effect that, while they have not independently considered the matters covered by the opinions furnished pursuant to the preceding provision of this Section 3 to the extent necessary to enable them to express the conclusions stated therein, (i) such opinions, this Second Amendment and the other documents furnished pursuant to the preceding provisions of this Section 3 appear to be in substantially acceptable legal form and (ii) such opinions and other documents are substantially responsive to the requirements of this Second Amendment; and

                     (vi) Such other approvals, opinions or documents as the Agent may reasonably request;




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            (b)  The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including accrued fees and expenses of counsel to the Agent).

         SECTION 4. Confirmation of Agreement. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement", "the Agreement", "hereunder", "hereof" or words of like import referring to the Agreement, and each reference in the Notes or in any other documents delivered in connection with the Agreement to "the Agreement", "thereunder", "thereof" or words of like import referring to the Agreement, shall (unless otherwise specifically provided) mean the Agreement as amended by this Second Amendment, and as hereinafter amended or restated. Each reference in the Agreement to "the representations and warranties contained in Section 4.01" shall include the representations and warranties of the Borrower set forth in Section 2 of this Second Amendment.

         SECTION 5. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 6. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Second Amendment.

         IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                               TERRA INTERNATIONAL, INC.


                                               By: /s/ F.G. MEYER
                                                   Name:  F.G. MEYER
                                                   Title:  Vice President




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                                               CITICORP USA, INC., individually
                                                 and as Agent


                                               By: /s/ CAROLYN R. BODMER
                                                   Name:  CAROLYN R. BODMER
                                                   Title:  Vice President


                                               MELLON BANK, N.A.


                                               By: /s/ M.E. BAKER
                                                   Name:  M.E. Baker
                                                   Title:  Vice President


                                               CONTINENTAL BANK N.A.


                                               By: /s/ M.H CLAGGETT
                                                   Name:  M.H. Claggett
                                                   Title:  Vice President


                                               FIRST BANK NATIONAL ASSOCIATION


                                               By: /s/ JEFFREY R. TORRISON
                                                   Name:  Jeffrey R. Torrison
                                                   Title:  Vice President


                                               NATIONSBANK OF TEXAS, N.A.


                                               By: /s/ ELLIS MOSELEY
                                                   Name:  Ellis Moseley
                                                   Title:  Vice President


                                               RABOBANK NEDERLAND


                                               By: /s/ ROBERT B. BENOIT
                                                   Name:  ROBERT B. BENOIT
                                                   Title:  Senior Vice President

                                               By: /s/ LARRY SIDWELL
                                                   Name:  Lawernce W. Sidwell
                                                   Title:  Vice President




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